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                                        Exhibit 3(a)


                ARTICLES OF INCORPORATION

                           OF

            SPRINT-FLORIDA, INCORPORATED

            (AS AMENDED FEBRUARY 5, 1998)


                   ARTICLE I - NAME

        The name of this Corporation shall be:

                SPRINT-FLORIDA, INCORPORATED.

                ARTICLE II - PLACE OF BUSINESS

        The principal place of business of this Corporation shall be Apopka, Orange County, Florida, but it may establish offices and agencies in any place or places in or out of the State of Florida.

         ARTICLE III - PURPOSE AND GENERAL POWERS

        The general purpose of this Corporation shall be the transaction of any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act, as amended (hereinafter referred to as the "Act"). This Corporation shall have all the powers enumerated in the Act and all such powers as are not specifically prohibited to corporations for profit under the laws of the State of Florida.

                ARTICLE IV - CAPITAL STOCK

        (a) Amount and designation - The aggregate number of shares which this Corporation shall have authority to issue is 16,000,000 shares of common stock having a par value of $2.50 per share, which shall be designated "Common Stock."

        (b) Voting Rights of Stockholders - At each meeting of the stockholders, every holder of Common Stock shall be entitled to cast one vote, on each matter on which stockholders of record shall be entitled to vote, for each share of such stock standing in such holder's name on the record books of the Corporation on the record date fixed for the determination of stockholders entitled to vote at such meeting. Such holders shall vote together on all such matters and not by classes or series, except when and as may be otherwise required by law or these Articles of Incorporation.

        (c) Payment for Common Stock - All or any of the Common Stock of the Corporation, if sold, may be paid for in cash, but may also be paid for in property, labor or

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services at a just  valuation to be fixed by the Board of Directors at a meeting called for that purpose. Property, labor or services may also be purchased or paid for with Common Stock at a just valuation of such property, labor or services, to be fixed by the Board of Directors of the Corporation at a meeting called for such purpose. In no event shall such just valuation be less than par value.

        (d) No Preemptive Rights - No holders of shares of any class of the capital stock of the Corporation shall have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

                           ARTICLE V - TERM

        This Corporation shall have perpetual existence.

                ARTICLE VI - REGISTERED OFFICE AND AGENT

        The street address of the registered office of the Corporation shall be 1201 Hays Street, Tallahassee, Florida 32301 and the registered agent of the Corporation at such address shall be the Corporation Service Company.

                        ARTICLE VII - DIRECTORS

        The number of directors of the Corporation shall not be less than two nor more than ten as may be determined from time to time by the affirmative vote of a majority of the shareholders of the Corporation entitled to vote in the election of directors or by the affirmative vote of a majority of the Board of Directors of the Corporation.


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